EXHIBIT 23.1

KYLE L. TINGLE, CPA

To Whom It May Concern:	March 18, 2002

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of March 18, 2002 accompanying the audited financial statements of Flickering Start Financial, Inc., as of December 31, 2001 and 2000, and the related statements of income, stockholder’s equity, and cash flows for the years then ended, and the period November 25, 1996 (inception) through December 31, 2001, in the Form 10KSB with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Kyle L. Tingle

Kyle L. Tingle, CPA, LLC

P.O. Box 50141, Henderson, Nevada 89016, Phone: (702) 434-8452,
Fax: (702) 436-4218, e-mail: Ktingle@worldnet.att.net